Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lori M. Milovich Director, Public & Investor Relations GameStop Corp. (817) 424-2130	David W. Carlson Executive Vice President & Chief Financial Officer GameStop Corp. (817) 424-2130

GameStop Corp. Total Sales Increase 16.7% in 2003

Fourth Quarter 2003 Video Game Software Sales Grow 27%

Fourth Quarter 2003 EPS Exceeds Guidance

EPS Projected to Grow 13% to 17% in 2004

Grapevine, TX (February 18, 2004)—GameStop Corp. (NYSE: GME), the nation’s largest video game and entertainment software specialty retailer, today reported sales results for the fourth quarter and for the full year ended January 31, 2004.

GameStop Corp. sales were $1,578.8 million for fiscal 2003, an increase of 16.7% over fiscal 2002 sales of $1,352.8 million. On a comparable store basis, sales increased 0.8% during fiscal 2003. For the fourth quarter ended January 31, 2004, total sales increased 20.2% to $625.4 million, in comparison to $520.4 million in the prior year quarter. Comparable store sales increased 3.9% during the quarter; with total video game software sales increasing by 27% for the quarter and 26% for the full year.

“2003 proved to be another year where the continued refinement of our new and used business model, working in tandem, delivered exceptional value to our growing base of video game customers,” said R. Richard Fontaine, Chairman & Chief Executive Officer. “I am particularly pleased with the fact that GameStop gained market share in every quarter of the year. Clearly, the new and used product assortment, coupled with the

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service provided by our video game specialists, and the growing recognition of the GameStop brand, continues to win customers.”

Fontaine continued, “During the Christmas quarter, we achieved comparable store sales growth that surpassed our forecast, and we finished the year with real momentum. Not only were we happy with our total software growth, but we were also pleased with the hardware sales during the quarter. The price reduction on Nintendo’s GameCube revitalized the platform, and both Sony’s Playstation 2 and Microsoft’s XBox, without price reductions, performed better than expected.”

“GameStop opened 300 new stores during the year, which, in total, performed well above hurdle rates. This was a direct result of our meticulous field evaluation process and continuous evaluation of the evolving criteria that determine the opportunities for growth in each market. We continue to believe there are many additional site possibilities, and as such, we expect to open between 300-330 stores in fiscal 2004.”

Based on better than expected January sales and tight expense controls, and subject to a year-end audit, the company expects diluted earnings per share for the fourth quarter of fiscal 2003 to be $0.67, exceeding the revised guidance of January 7, 2004. Full year 2003 diluted earnings per share are expected to be $1.06, also exceeding the revised guidance of January 7, 2004.

Fiscal year-end earnings results are expected to be released on March 17, 2004.

Guidance for Fiscal 2004

For the fiscal year ending January 29, 2005, the company currently expects total revenues to increase 18% to 20%, with corresponding comparable store sales increases of 4% to 6%. Diluted earnings per share are expected to range from $1.20 to $1.24, which represents EPS growth of 13% to 17%.

For the first quarter of fiscal 2004, the company expects comparable store sales to range from flat to +2%, while diluted earnings per share are expected to range from $0.13 to $0.14, as compared to diluted earnings per share of $0.11 in the prior-year quarter.

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As has been our practice, at this time, we will be forecasting quarterly revenues and earnings for only the first quarter.

A conference call with GameStop Corp.’s management will be simulcast on the Web at (http://www.gamestop.com) beginning at 11:00 AM ET on February 18, 2004, and will be accessible at (http://www.gamestop.com/investor-relations), where it will be archived until March 3, 2004.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME), is the nation’s largest video game and entertainment software specialty retailer. The company operates 1,514 retail stores throughout 49 states, Puerto Rico and Ireland, primarily under the GameStop® brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer magazine, a leading video and computer game publication.

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry’s largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

Barnes and Noble, Inc. (NYSE: BKS), the world’s largest bookseller, has approximately a 65 percent interest in GameStop. General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website: http://www.gamestop.com/investor-relations.

SAFE HARBOR

This press release (including any attached schedules) contains “forward-looking statements.” GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks

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include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company’s control. In addition, the video game industry has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Please refer to the company’s reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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GameStop Corp.
Retail Sales Mix

	52 weeks	52 weeks
	Ended	Ended
	January 31, 2004	February 1, 2003

Video Game Hardware	16%	19%
Video Game Software	63%	58%
Video Game Accessories	12%	12%
PC Software	6%	7%
PC Accessories and Other	3%	4%

	13 weeks	13 weeks
	Ended	Ended
	January 31, 2004	February 1, 2003

Video Game Hardware	18%	19%
Video Game Software	63%	59%
Video Game Accessories	12%	13%
PC Software	5%	5%
PC Accessories and Other	2%	4%